EXHIBIT 21: SUBSIDIARIES OF THE COMPANY

260 RIVER CORP., a Vermont Corporation

BALEEN ASSOCIATES Inc., a Florida Corporation

COURTLAND INVESTMENTS, INC., a Delaware Corporation

HMG ORLANDO, LLC, a Delaware limited liability company

HMG BAYSHORE, LLC, a Florida limited liability company

HMG ORLANDO-Southmeadow, LLC, a Delaware limited liability company

HMG ATLANTA, LLC, a Florida limited liability company

HMG MAYAN ORLANDO, LLC, a Florida limited liability company

HMG FORT MYERS, LLC a Florida limited liability company